UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2023

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, no par value	MORN	The Nasdaq Stock Market LLC

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to inquiries submitted between March 1, 2023 and March 31, 2023, if any, that comply with this policy are scheduled to become available around April 28, 2023.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “prospects,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•	failing to maintain and protect our brand, independence, and reputation;
•	liability related to cybersecurity and the protection of confidential information, including personal information about individuals;
•	compliance failures, regulatory action, or changes in laws applicable to our credit ratings operations, investment advisory, ESG and index businesses;
•	failing to innovate our product and service offerings or anticipate our clients’ changing needs;
•	prolonged volatility or downturns affecting the financial sector, global financial markets, and the global economy and its effect on our revenue from asset-based fees and credit ratings business;
•	failing to recruit, develop, and retain qualified employees;
•	liability for any losses that result from errors in our automated advisory tools;
•	inadequacy of our operational risk management and business continuity programs in the event of a material disruptive event;
•	failing to efficiently integrate and leverage acquisitions and other investments to produce the results we anticipate;
•	failing to scale our operations and increase productivity and its effect on our ability to implement our business plan;
•	failing to maintain growth across our businesses in today's fragmented geopolitical, regulatory and cultural world;
•	liability relating to the information and data we collect, store, use, create, and distribute or the reports that we publish or are produced by our software products;
•	the potential adverse effect of our indebtedness on our cash flows and financial flexibility;
•	challenges in accounting for complexities in taxes in the global jurisdictions in which we operate could materially affect our tax obligations and tax rate; and
•	failing to protect our intellectual property rights or claims of intellectual property infringement against us.

Investor Questions and Answers: April 5, 2023

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a regular basis. The following answers respond to selected questions received through February 28, 2023. We expect to provide additional answers in response to questions submitted through February 28, 2023. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

We received an unusually high volume of shareholder questions in February and have consolidated our responses to similar questions. To share information in as timely a manner as possible, we will be publishing our responses in installments. This is the third of the installments.

This month’s questions include several related to the profitability profile of our various products. We do not have business operating segments. We have one reportable segment, but disclose revenue by type and product area, to provide useful information to shareholders. When we address relative margins, by type of revenue or product area, we employ a variety of cost allocation methodologies to directly attribute certain expenses to the product areas. These methodologies are not complete and, like our product areas, do change from time to time. As a result, our discussions of relative margins are directional and based on estimates. Moreover, certain significant pools of operating expenses, including those for data, research, information technology systems, infrastructure, sales, marketing, facilities, and other corporate functions, are managed by centralized teams. The allocation of these expenses to product areas may also change over time.

Operating Margins

1.      G&A and Sales & Marketing expenditures as a percentage of sales were up significantly year-over-year, both in the fourth quarter, and for the year overall. Can you offer some sense of the biggest drivers of those increases, including what gives you confidence to grow costs at a far faster pace than the recent pace of sales growth? Should the challenges in the transaction-based segment, with lower issuance volumes, and the asset-based segment, with lower market values persist, what kind of levers can you pull, and to what degree, in order to control costs? To what degree would you expect sales & marketing and general & administrative cost growth to slow relative to 2022 year-over-year pace? What is an appropriate level of sales & marketing and general and administrative costs as a percent of sales respectively for 2023?

You’re correct to note that we saw an increase in general and administrative and sales and marketing expenses as a percent of sales during the fourth quarter and over the full year.

G&A expenses increased $82.0 million, from 18.7% of revenues in 2021 to 21.4% of revenues in 2022. Excluding costs associated with the reduction and shift of our China operations, G&A as a percent of total revenues would have been 19.5%. Key drivers of increased G&A expenses included:

-	Severance expense related to the reduction and shift of our China operations accounted for $25.8 million of the increase.
-	Stock-based compensation increased $32.1 million, primarily due to the overachievement of targets under the PitchBook management bonus plan (with more detail provided in a separate response).
-	Professional fees grew by $17.2 million, driven by the use of third-party resources assisting with software development and technology improvements, M&A-related services, and costs associated with the reduction and shift of our operations in China. In addition, professional fees reflected higher legal fees primarily associated with the independent investigation regarding certain research practices of Morningstar Sustainalytics.
-	These increases were partially offset by a decrease in compensation expense of $6.1 million compared with the prior year, which included a $23.5 million increase to the earn-out accrual related to our acquisition of Sustainalytics. The growth in compensation expense excluding the impact of the earn-out accrual was due to increases in headcount and merit increases.

Sales and marketing expenses increased $81.7 million in 2022, growing from 16.2% of revenues in 2021 to 19.1 % of revenues in 2022. Key drivers of the increase included:

-	Compensation costs increased by $37.7 million, reflecting increases in sales and marketing headcount, driven primarily by the PitchBook and Morningstar Sustainalytics product areas where we were investing to support growth opportunities, as well the larger merit increase effective Jan. 1, 2022.
-	Sales commission expense grew by $17.5 million, reflecting strong progress versus sales goals across our license-based business areas and higher amortization of capitalized commissions related to prior-year sales performance.
-	Advertising and marketing expense increased $10.7 million due to higher conference-related expenses, as our customers and employees returned to in-person events and pay-per-click advertising.

Sales and marketing efforts are critical to ensure we are driving top line performance and our G&A investments have been important as we scale our operations to support that growth. We look at these cost categories closely, and are very focused on our sales coverage, commission structures, and marketing initiatives to ensure they are aligned with growth and long-term value creation.

As we address in a response to a related question, our most significant lever when it comes to expense growth is headcount and we’re slowing headcount growth broadly across the company.

2.      The adjusted operating income bridge on slide 19 of the fourth quarter 2022 supplemental presentation shows a $97.5 million increase in compensation costs between 2021 and 2022. Taking into account the decrease in bonus expense, how much did compensation and related benefits increase? How much of this increase was attributable to increased net headcount/hiring versus merit increases on a like-for-like basis versus any other items?

You are correct that compensation and related costs increased by $97.5 million in 2022, excluding expenses added back in our calculation of adjusted operating income. Bonus expense decreased $48.3 million (including cash bonuses and related expenses including payroll taxes and the associated employer match), partially offsetting an increase in salaries, employee-sponsored benefits, and severance (which is included with compensation and related benefits in the bridge in the supplemental presentation) of $145.8m. Roughly $12 million of this increase was related to headcount additions associated with the LCD and Praemium acquisitions, $34 million was associated with merit increases, and the remaining roughly $100 million was primarily associated with the additional compensation and benefits associated with headcount growth.

As you’ll also see from that graphic, sales commissions increased by $19.4 million, reflecting strong progress versus sales goals across our license-based business areas and higher amortization of capitalized commissions related to prior-year sales performance.

Free Cash Flow

3.      Please walk through specific details of why free cash flow was materially lower than 2021 and 2020 and quantify (in dollars) the reconciled impact versus 2021 and 2020. Why did FCF conversion decline year-over-year from 96% of Adjusted Operating Income in 2021 to only 56% in 2022?

You are correct to note the decline in free cash flow conversion from 2021 to 2022, and we agree with your calculation. (Free cash flow is defined as cash provided by operations, less capital expenditures.) It should be noted that M&A expenses and earnouts associated with M&A also impact the calculation. If we adjust for those impacts on free cash flow, free cash flow conversion declined from 105% in 2021 to 75% in 2022. Note that the same adjustment yields operating cash flow conversion at 133% in 2021 and 118% in 2022, which is a narrower gap.

We ascribe the decline in free cash flow conversion from 2021 to 2022 to three primary factors:

-	First, we had higher interest payments in 2022 due to rising interest rates and a larger debt balance due to the LCD acquisition. The impact on cash flow was approximately $18 million higher than 2021.
-	Next, cash generated from changes in operating assets and liabilities (largely working capital) declined by approximately $75 million in 2022 relative to 2021, driven in large part by a swing in accrued compensation and deferred commissions from a $58.0 cash source to a $37.5 million use of cash. As we discussed in a response to a related question, the most significant component of that change was a much larger bonus accrual for 2021 (based on that year’s financial performance and paid in the first quarter of 2022), relative to the accrual for 2022. As we discussed in our Form 10-K, we expected to pay bonuses of $99.2 million related to the 2022 bonus program in the first quarter compared with $139.9 paid in 2022 for the 2021 bonus program. In addition, the tranche III payment of the Sustainalytics earnout accrual, which was paid in the second quarter of 2022, included $40.0 million of accrued compensation, compared to $13.1 million of accrued compensation included in the tranche II payment made in 2021.
-	Finally, capital expenditures increased against a decline in adjusted operating income. Capital expenditures were higher by $27 million, or 27%, due to increased investment in our business areas, which resulted in higher capitalized software development and additional capital deployed to support hybrid working environments across our office footprint.

4.      You generated less free cash flow in 2022 than you did in 2017 on a revenue base more than double the size – do you see 2022 as a trough year in FCF margins or dollars? We are looking to better understand the direction of free cash free growth given how dramatically it has come down over the past few years. Without providing formal guidance, please indicate what your expectations are for free cash flow for 2023 based on the implied incentive compensation from your company budget plans?

Our free cash flow was lower in 2022 than 2017 as you note. When we adjust 2022 for $17.1 million of M&A expenses and $40.0 million of earnout payments in operating cash flow, free cash flow was higher in 2022 versus 2017. With the same adjustments, our increase in operating cash flow outpaced our adjusted operating income over that period, even considering the negative impacts of a higher tax rate and larger interest payments for our outstanding debt in 2022. That said, our free cash flow did not increase at the same pace given higher levels of capital expenditures. Capex almost doubled over this period, given more substantial investments in the business that are reflected in our capitalized software development costs.

While we do not provide guidance around future cash flow, we would expect an increase in proportion to our profit growth as we continue to focus on improving margins.

Additionally, on total free cash flow, there will be a positive impact from lower bonus payouts in 2023 (based on 2022 fiscal year performance) relative to the bonus payouts in 2022 (based on 2021 fiscal year performance).

PitchBook

5.      In 2017 annual report, Morningstar disclosed impacts of PitchBook on the total business. At that time, cost of revenues added $14 million on $64 million of revenue, which implies a 78% gross margin before sales & marketing, G&A, and management bonuses. What does the PitchBook standalone gross margin look like in 2022 and how does it compare to the 2017 calculated figure (5 years later)? What is the sales & marketing expense associated with PitchBook and what is the sales commissions structure as a % of each $ of net new sales for PitchBook? How has this changed relative to 2017? Can you provide any further color on PitchBook’s level of profitability today?

In 2017, we disclosed PitchBook’s impact on our financials to provide transparency on the performance of the remainder of our business at the time. We do not disclose margins by product area or the impacts of our commission structure.

That said, based on certain cost allocation assumptions and estimates, PitchBook’s level of profitability has continued to increase substantially since our acquisition.

DBRS Morningstar

6.      DBRS Credit rating analyst and analytical staff grew from 400+ to 480+ to 565+ over the past 2 years. What has been the incremental compensation & benefits headwind to the overall company ($ and % impact to operating profit) from this DBRS Morningstar hiring/investment in 2021 and 2022?

As of the end of 2020, DBRS Morningstar had close to 700 full-time employees globally. By the end of 2022, total employees had increased to more than 800. Hiring has been focused on areas where we see the best long-term growth opportunities, including the U.S. and the European Union. As we hire, we are also focused on identifying operational efficiencies. So, for example, a large proportion of the new headcount was operations staff hired in Mumbai to support our ratings and development teams globally.

The increase in headcount has included hiring in Europe, due to our goal of increasing our presence in this region. We’ve also expanded our corporate credit ratings team in the U.S. and Europe to support our focus on growth in the middle-market and private segments. Finally, we’ve added headcount in U.S. structured finance where we see opportunities to participate in sectors where we have not historically participated, including aviation finance-related sectors.

We do not disclose details on compensation expense by product area.

7.      Please provide a breakdown of DBRS Morningstar’s transactional ratings revenue (e.g., totaling $178 million in 2021) excluding recurring annual fees by region and asset class for full year 2021 and full year 2022.

In 2022, transaction-based fees, which represent revenue that is one-time in nature, including fees tied to the rating of a transaction or issuer, comprised 58% of DBRS Morningstar revenue.

The remaining 42% of revenue was recurring and included revenue generated from annual fees tied to ratings surveillance, research, and other services not directly tied to specific ratings.

For competitive reasons, we do not provide a detailed breakdown of DBRS Morningstar revenue by both asset class and region, but we can provide DBRS Morningstar revenue separately by asset class type as detailed below. In the chart below, fundamental ratings include corporate credit, financial institution, and sovereign credit ratings.

	DBRS Transaction-Based Revenue
	2022	2021
Structured Finance	103.7	138.2
Fundamental	32.7	39.9
Total Transaction Revenue	136.4	178.2

% of Total Revenue	57.6%	65.7%
Total Revenue	236.9	271.2

In Canada, our ratings activity is more heavily skewed towards fundamental ratings, which accounted for roughly 80% of transactional revenue in 2022; the opposite is true in the United States and EMEA, where structured finance ratings accounted for more than 80% of transactional revenue in 2022.

Morningstar Direct

8.      What drove the acceleration in Morningstar Direct in Q4 2022 to 12% organic? License growth was +6% similar to history, so how much of this increase was driven by pricing and what other factors led to this increase? What are your expectations on price contribution to Morningstar Direct if any actions were taken in 2022 (e.g., the carryover impact of price on 2023 growth rate)?

The primary drivers of the acceleration in Morningstar Direct growth during full year 2022 were continued growth from new logos, low churn rates, and continued expansion with existing clients across all regions. As we discussed in a response to a question in December 2022, we are focused on ensuring our pricing reflects the increased value we’re providing to our clients given our investments and significant product enhancements, which was also a contributor in the fourth quarter. That said, pricing changes are largely taking effect and expected to have an impact in 2023.

Morningstar Sustainalytics

9.      Why were there negative earnout accruals in the second half of 2021 for Sustainalytics?

The acquisition of Sustainalytics, was structured with purchase consideration consisting of three cash payments: an initial cash payment at closing and two additional cash earn-out payments made on June 30, 2021, and June 30, 2022, determined based on a multiple of Morningstar Sustainalytics’ revenues for the years ended December 31, 2020, and 2021, respectively. A portion of the earnouts was treated as additional purchase consideration and a portion was accounted for and described as compensation expense. On September 30, 2021, and December 31, 2021, based on Sustainalytics’ actual performance to date and our forecast of future performance at those points in time, we revalued and reduced the accrual associated with the Tranche III payment, which was recorded in compensation expense and reflected in the negative earnout accruals that you see.

10.   Sustainalytics headcount growth has exceeded revenue growth. When do you anticipate revenue growth to exceed headcount growth for this product? Since the acquisition close date, what have been the total costs/expenses spent that can be attributed to Sustainalytics (including all categories, such as personnel, data, technology, etc.) through year-end 2022? ESG ratings analyst headcount grew from 350+ to 500+ to 885+ over the past 2 years. What has been the incremental compensation & benefits headwind to the overall company ($ and % impact to operating profit) from this Sustainalytics hiring/investment in 2021 and 2022?

We have made significant investments in Morningstar Sustainalytics since we acquired the business in 2020. While we do not disclose compensation and benefits for any given product area within Morningstar, we would note that this is the primary area of investment and reflected in the headcount increases across all areas of the business to drive growth and capitalize on the opportunities we see for ESG in the market. As a result, overall expenses increased at a faster pace than revenue in 2022, and Morningstar Sustainalytics had the largest impact of any product area on our decline in margins last year, considering certain cost allocation assumptions. We believe that the investments we have made, including in climate and impact data, will provide long-term returns and that Morningstar Sustainalytics will have a positive impact on margins as we grow the business and commercialize the investments we have made.

License-Based Products

11.    Which areas of your license-based businesses experienced weakness relative to your expectations in 2022, if any? How sustainable is your growth rate for license-based revenues in 2023 and 2024?

In aggregate, our license-based areas performed in line with our expectations in 2022. That includes PitchBook, Morningstar Direct, Morningstar Data, Advisor Workstation, and the Investor Solutions area of Morningstar Sustainalytics. While we cannot provide guidance on our future revenue, we believe that our license-based product areas are positioned for strong growth based on the quality and value of our offerings, the investments we have made to continue to meet customer needs, and the overall markets that we serve.

Morningstar Advisor Workstation

12.   Annual renewal rates for Advisor Workstation decreased in 2022 and organic revenue grew.  What has driven Advisor Workstation growth? We know Advisor Workstation has high market share and is not garnering a lot of new business and at the same time you’re migrating customers to Direct; in 2022 we saw Advisor Workstation’s renewal rate drop to 89% from 92% in 2022 versus the prior year – can you explain the main drivers behind the 300 bps YoY decline in the annual renewal rate? What portion of that decline in renewal rate was driven by migrating users over to Direct? Can you quantify the impact to revenue growth for Direct from the conversion of users away from Advisor Workstation in the quarter and the year?

Morningstar Advisor Workstation revenue grew by 3.8% in 2022, or 4.1% on an organic basis.

Revenue growth was driven by several factors including new partnership deals for the App Hub, which allows Morningstar Advisor Workstation users to access third-party applications, strong retention with enterprise clients, and new business sales and upsell with existing with individual advisor clients. These factors were partially offset by a lower renewal rate, reflecting increased churn within the individual advisor segment driven in part by clients who were required to migrate from legacy versions of Workstation to one of our new packages.

We are not actively migrating users to Morningstar Direct and continue to enhance Advisor Workstation with an updated toolkit to help advisors better serve investors. In 2023, for example, we’ve rolled out an upgraded investment planning experience for advisors which includes expanded capabilities for understanding their client’s risk and non-financial preferences and translating those into portfolio recommendations.

Turnover

13.   Could you please provide more details on your average turnover rate in 2022 (18.9%) by product and by region? How has this compared to 2021? Have you seen any uptick in personnel attrition rates across any of your key products?

In 2022, Morningstar’s average turnover was roughly unchanged at 18.9% compared with 18.5% in 2021 and 11.8% in 2020.

While turnover remained higher than we’d like to see in 2022, encouragingly, the increase in turnover that started in 2021 and persisted through the first few quarters of 2022 was lower in the fourth quarter, as turnover fell noticeably on a seasonally adjusted basis. We experienced a decline in voluntary turnover in the fourth quarter of 2022 across most geographies and product areas, relative to the fourth quarter of 2021. While we saw declines across our populations globally, voluntary turnover remained above the company average in India. We’ve also continued to experience relatively high turnover in the Morningstar Sustainalytics product area given continued strong demand for ESG expertise.

Shareholder Engagement

14.   Morningstar has been operating under the structure of not providing forward guidance and not offering quarterly earnings calls. Do you think this is in the best interest of all shareholders? Do you think it maximizes shareholder value? Have you or would you consider revisiting this policy? Given the transformation of the shareholder base over the past five years at Morningstar where non-insiders are now majority shareholders, would the board and management acknowledge that there needs to be more engagement with their shareholders who do not have the same information as insiders?

Our shareholder engagement philosophy is designed around consistent standards, regular and accessible communication with investors of all types, and a long-term focus. We do not provide annual guidance or conduct quarterly earnings calls because we do not want to encourage a focus on short-term results that is inconsistent with our mission to empower investor success. We provide written answers to shareholders of all sizes and share answers dating back to 2014.

Over time, we have evolved our shareholder communications to provide more detail and context around our business and financial results, particularly as we have grown, and our product line up has become more diverse. We continue to evaluate and refine our approach to ensure investors have relevant information. That includes our detailed responses to monthly questions. We welcome feedback on how we can continue to do this more effectively.

ROIC

15.   Based on our estimates, Morningstar’s ROIC has averaged ~13% since 2017, a level significantly lower than the previous five years (16%+). The business has clearly changed given the acquisitions that took place as well as the change in leadership. Does the current management team have a distinctly different philosophy around the balance between spending and growth than the previous management team? Will ROIC return to levels that the business saw prior to 2017? What returns would you expect over the medium and long-term? Please be specific as to the levels (your competitors are very clear about their LT targets while you have not been). What gives you confidence you can get back there given the drop off in profitability we have seen over the last few years and a difference in business mix? Can management please provide some profitability targets so shareholders can best assess what the margin potential of the company is? Can Morningstar return to the 23% Adjusted EBIT margin it earned in 2020?

Return on invested capital (ROIC) is an important metric to gauge the returns we are generating for the organic and inorganic investments and decisions we are making in the business. We remain focused on continuing to generate ROIC at levels well above our cost of capital. As we noted in a separate response in March, we also seek to earn cash-on-cash returns in the mid-teens.

We are not operating under a different philosophy, but we do acknowledge that we have invested more heavily in the business over the past several years due to the significant opportunities we see in the market and our conviction around the returns they will generate. In particular, M&A, specifically our acquisitions of Sustainalytics, LCD, and the U.K. and international business of Praemium, has contributed to higher levels of debt and invested capital, while we’ve also made heavy investments to drive growth following these acquisitions, particularly in Sustainalytics.

While we cannot provide guidance on returns and margins, we have noted that we are focused on driving margins closer to the historical peaks we have seen in the business. We would expect that increase in profitability over time (barring any significant M&A activity) should generate higher returns and ROIC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

	By:	/s/ Jason Dubinsky
Date: April 5, 2023		Jason Dubinsky
Chief Financial Officer